Surna Closes $1.325 Million Financing;

Company Pursuing Sector Technology Leadership, Market Share

BOULDER, CO,) Oct 16, 2014 (Marketwired via COMTEX -- Surna Inc. (OTCQB: SRNA), a company that develops, acquires, produces and sells equipment for the legal marijuana industry with a focus on disruptive technology, announced it has closed its $1.325 million offering.

“Surna is in an aggressive building phase, as we capitalize on the cannabis industry’s fragmentation, by building a commanding technological leadership position at the same time we capture higher market share of an exponentially growing marketplace,” said Surna Chief Financial Officer, Douglas McKinnon. “We see the recent capital infusion, completed without assistance of an investment banker or brokerage, as confirming the market’s confidence in our strategy and investment fundamentals.”

“Revenue growth has been strong over the first three quarters this year,” Mr. McKinnon added. “With our increasing investment in technology, R&D, people and multi-channel marketing, today we have a reinforced infrastructure, higher capacity and growing pipeline of disruptive new products targeted to commercial growers being readied for launch in early 2015 -- all of which we expect will drive our financial performance forward.”

The recently concluded offering was conducted as a private investment into a public entity under SEC Rule 506 without any investment banking assistance nor placement fees paid. Summary terms of the offering include a ten percent interest promissory note, convertible into common stock at $1 or at a discount to market. The debt has a rolling maturity, across each of its 25 subscribers, of two years from each date of each issuance which stretched from April to September. Further, upon maturity, debt holders are restricted to converting only ten percent of their position into common stock per month, for the initial six months following maturity. Details of the financing can be read in the Company’s Form 8-K which it will file with the SEC shortly.

About Surna Inc. Led by Tom Bollich, the visionary technologist who co-founded famed gaming company Zynga which ultimately rose to a $10 billion market valuation, Surna’s mission is to acquire intellectual property and scalable operating companies in the nascent, legal marijuana industry with a focus on disruptive technology, equipment and related support services (www.surna.com). Through its wholly owned subsidiary, Hydro Innovations, the Company offers a comprehensive line of commercial and small business indoor agriculture equipment (www.hydroinnovations.com).

The Company represents a pure play on explosive growth in the cannabis industry, while being agnostic as to the escalating proliferation of regulated, commodity cannabis growers & sellers, winners or losers; its business model excludes the production or sale of marijuana. ArcView industry research projects the highly fragmented $2.3 billion US cannabis industry will increase over four-fold to $10.2 billion by 2018.

Safe Harbor Statement. This news release contains statements that involve expectations, plans or intentions (such as those relating to future business or financial results, new features or services, or management strategies) and other factors discussed from time to time in the Company’s SEC filings. These statements are forward-looking and are subject to risks and uncertainties, so actual results may vary materially. You can identify these forward-looking statements by words such as “may,” “should,” “expect,” “anticipate,” “believe,” “estimate,” “intend,” “plan” and other similar expressions. Our actual results, such as the Company’s ability to finance, complete and consolidate acquisition of IP, assets and operating companies, could differ materially from those anticipated in these forward-looking statements as a result of certain factors not within the control of the company such as a result of various factors, including future economic, competitive, regulatory, and market conditions. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Invester Relations	At the Company
David Kugelman	Tae Darnell
Atlanta Capital Partners, LLC	VP and General Counsel
(404) 856-9157	(303) 993-5271
(866) 692-6847 Toll Free - U.S. And Canada	tae@surna.com